Exhibit 10.1
10368 West Centennial Road Littleton, CO 80127

EXECUTION VERSION

June 2, 2023

Mr. Scott Scheirman

c/o CPI Card Group Inc.

10368 W. Centennial Road

Littleton, CO 80127

Dear Scott:

On behalf of CPI Card Group Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as President and Chief Executive Officer (“CEO”) and are pleased to offer you the opportunity to receive a retention bonus and other compensation and payments, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

This Agreement supplements and amends the terms of the Employment and Non-Competition Agreement by and between you and the Company, effective as of September 25, 2017 (the “Employment Agreement”), as follows. Capitalized terms that are not defined herein shall have the meanings given to such terms in the Employment Agreement.

Retention Period. This Agreement is structured to serve as an incentive for you to remain employed with the Company through February 28, 2024 (the “Retention Date”) in order to allow for the orderly transition of your duties from the Company. Except as otherwise provided in this Agreement or as otherwise agreed to by the parties, you will retire from the Company, and the Term will terminate, on the Retention Date, without further notice or action by either party. During the period between the date of this Agreement and the Retention Date, you will continue to serve and perform your duties as President and CEO, including assisting the Board in the selection of a new CEO and transitioning your duties to the new CEO; provided that, for the avoidance of doubt, you may work from your home office, on an as-needed basis, as determined in your sole discretion, and consistent with current practice.

Your employment may be terminated prior to the Retention Date by either party pursuant to any of the provisions of Section 6.1 of Employment Agreement. For all

10368 West Centennial Road Littleton, CO 80127

purposes of this Agreement, a termination of your employment prior to the Retention Date pursuant to any provision of Section 6.1 other than a termination for Cause pursuant to Section 6.1(c) or a resignation without Good Reason (as modified herein) pursuant to Section 6.1(f) shall be referred to as a “Qualified Termination.” For purposes of determining whether a Qualified Termination has occurred, “Good Reason” shall have the meaning set forth in clauses (i), (ii), (iv) and (vi) of the Good Reason definition set forth in Section 6.1(e) of the Employment Agreement and, for the avoidance of doubt, clauses (iii) and (v) shall no longer be applicable. Notwithstanding the foregoing, you acknowledge that any change in your duties, responsibilities or authority upon the Board appointing a successor President (reporting to you) or Chief Executive Officer, or any actions consistent with your planned retirement and the transition of your duties to your successor, shall not be considered Good Reason under Section 6.1(e)(ii) of the Employment Agreement; provided that if the Board appoints a new Chief Executive Officer prior to the Retention Date, you will become Senior Advisor to the new Chief Executive Officer and shall no longer be considered an officer of the Company.

2023 Equity Awards. The aggregate target grant date fair value of equity awards granted to you in 2023 pursuant to Section 2.3(c) of the Employment Agreement shall be $3,920,000 (including awards with a value of $610,000 through the date hereof), with such grants after the date hereof to be granted 75% in the form of restricted stock units and 25% in the form of nonqualified stock options and, except as otherwise set forth in this Agreement or the applicable award agreements, subject to the same terms and conditions as previously approved by the Compensation Committee of the Board with respect to 2023 equity awards, except as otherwise provided herein. One-third of the ungranted awards shall be granted on June 9, 2023, one-third shall be granted on August 31, 2023, and one-third shall be granted on November 30, 2023, and, in recognition of your entry into this Agreement and your agreement to provide services through the Retention Date, if your employment has been terminated in a Qualified Termination, any such grant not made prior to the date of termination will be made on the final day of your employment (or will be made to the legal representative of your estate in the event of your death); provided, however, if the Company is not permitted to make such grant under its equity plan or applicable law, you (or in the case of your death, the legal representative of your estate) shall receive a cash-settled award with a grant date value equal to $3,920,000, less the grant date value of equity awards granted to you in 2023. The terms of such awards shall provide that fifty percent (50%) of the shares subject to the award shall vest on the first anniversary of the date of grant, and the remaining fifty percent (50%) of the shares subject to the award shall vest on the second anniversary of the date of grant, and the options may be exercised at any time between the date of vesting and the third anniversary of the date of vesting.

Retention Bonus. Subject to (i) your continued employment through the Retention Date or (ii) the termination of your employment prior to the Retention Date in a Qualified Termination, in each case, subject to (x) your (or your legal representative’s) execution and delivery of the Release described in Section 6.2(e) of the Employment Agreement (as modified herein and with such Release provided to you at least twenty-one days prior to the Retention Date or, in the case of a Qualified Termination, not more than five

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10368 West Centennial Road Littleton, CO 80127

days after the date of the Qualified Termination) and (y) your continued compliance with this Agreement and the Employment Agreement and in lieu of the payments and benefits described in Sections 6.2(b) and (c) of the Employment Agreement,

(A)

the Company will pay to you (or your designated beneficiary or estate, in the event of your death) an amount equal to $5,000,000, payable in a lump sum (the “Retention Bonus”), paid on the first payroll date after the Release becomes irrevocable (but in any event no later than 60 days following the Retention Date or the Qualified Termination, as applicable); provided, that, to the extent that the Retention Bonus payable hereunder is deemed to be a substitute for a payment provided under the Employment Agreement and such payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Retention Bonus payable hereunder shall be paid at the same time and in the same form as such substituted payment to the extent required to comply with Section 409A of the Code;

(B)

any outstanding and unvested equity awards granted to you under the Omnibus Plan (including, without limitation, the equity awards granted to you in accordance with this Agreement) will continue to vest in accordance with their original vesting schedules as if you had remained employed with the Company through each applicable vesting date or, to the extent required to comply with Section 409A of the Code with respect to any equity awards outstanding as of the date hereof, such other date as provided for in the underlying award agreement and any options may be exercised at any time between the date of vesting and the third anniversary of the date of vesting;

(C)

each outstanding and unexercised stock option granted to you under the Omnibus Plan shall, to the extent vested, remain exercisable through the earlier of the original expiration date and February 28, 2027; provided that the options that are not vested on the date of this Agreement shall remain exercisable until the third anniversary of the date of vesting as set forth in (B) above, and provided further that, for the avoidance of doubt, the option granted to you on September 25, 2017, in the original amount of 1,400,000 shares (subsequently converted to 280,000 shares pursuant to a reverse stock split) which is acknowledged and agreed to be fully vested and exercisable, shall remain exercisable until February 28, 2027, and shall not become unexercisable or be forfeited pursuant to Section 6.1(c) of the Employment Agreement or Section 4(c) of the Nonqualified Stock Option Agreement pursuant to which such option was granted;

(D)

you will remain eligible to receive the full amount of your 2023 cash incentive compensation, including quarterly payments and the annual true-up payment, notwithstanding the fact that you may not be employed on the date on which the 2023 incentive compensation is paid, with your 2023 incentive compensation paid based upon actual performance results for 2023, but treating all individual performance goals as having been met at the target

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10368 West Centennial Road Littleton, CO 80127

level and without any exercise of negative discretion and any amounts paid no later than March 15, 2024; and

(E)

the Company will reimburse you, on a monthly basis, for the cost of COBRA coverage in the manner described in Section 6.2(b), except that August 31, 2025, shall be substitute for “the end of the Severance Period” therein.

Release. As a condition to receiving the payments and benefits described in this Agreement, including, but not limited to, the Retention Bonus and your continued vesting in your outstanding equity awards, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees (the “Released Parties”). “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Agreement (including claims based on an event occurring after the date you sign this Agreement), (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the Employment Agreement, the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates. As additional consideration for your entry into this Agreement, the Company, on behalf of itself and each of the Released Parties, hereby releases any and all Claims that the Company or its subsidiaries may have against you that are known or should be known by any member of the Board reasonably exercising his or her fiduciary duty (other than you), excluding Claims described in clauses (a) and (b) above and Claims based on fraud or illegal conduct. The provision set forth in the preceding sentence shall be included in any Release that you are subsequently required to execute as a condition to the receipt of any of the benefits described in this Agreement.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, upon the termination of your employment, you shall not be eligible for the payments or benefits described in Sections 6.2(b) or (c) of the Employment Agreement. In addition, you acknowledge that you shall continue to be bound by the covenants set forth in Sections 3, 4, and 5 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand

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10368 West Centennial Road Littleton, CO 80127

that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

CPI CARD GROUP INC.

By:	/s/ Nicholas Peters
Name: Nicholas Peters
Title: Chair, Compensation Committee of the Board of Directors

By:	/s/ Valerie Soranno Keating
Name: Valerie Soranno Keating
Title: Chair, Nominating and Corporate Governance Committee of the Board of Directors

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Scott Scheirman

SCOTT SCHEIRMAN

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